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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[_] Check box if
    no longer subject
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

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1.  Name and Address of Reporting Person*

         Chang                      George
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                  22/F, Hang Lung Centre 2-20 Paterson Street
    ----------------------------------------------------------------------------
                                   (Street)

                              Causeway Bay, Hong Kong
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  SOHU.COM INC. (SOHU)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year   December 31, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

7.  Individual or Joint/Group Reporting

     X  Form Filed by One Reporting Person
    ---
    ___ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/Year)                                               end of Issuer's     (D) or       ficial
                                                                 (A) or                 Fiscal Year         Indirect (I) Ownership
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
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

* If the form is filed by more than one reporting person, see instruction
4(b)(v).

                                      -1-
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(Continued)
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 Table II B - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                       $0.86                3/22/01                A                       25,000
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   (Month/Day/                                              ative            Secur-                rivative           direct
   Year)                                                    Secur-           ities                 Secu-              Bene-
                                                            ity              Bene-                 rity:              ficially
                                                            (Instr. 4)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (I)
 cisable       Date                 Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 (1)           12/31/10    Common  25,000                                     25,000                 D
                           Stock
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

Explanation of Responses:

(1) The options were granted on March 22, 2001. 50% of the options vested on June 30, 2001 and the remaining options vested on December 31, 2001.

       /s/ George Chang                       2/8/02
       --------------------------------  -----------------
       George Chang
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                      -2-